Exhibit 12.1

                 LEHMAN BROTHERS HOLDINGS INC. and SUBSIDIARIES
             COMPUTATION of RATIOS of EARNINGS to FIXED CHARGES and
             to COMBINED FIXED CHARGES and PREFERRED STOCK DIVIDENDS
                              (Dollars in millions)
                                   (Unaudited)


                                                                                                                      For the
                                                                                                                       Three
                                                                                                                      Months
                                                                                                                       Ended
                                                         For the twelve months ended November 30                     February
                                            -------------------------------------------------------------------     -----------
                                              1996           1997          1998          1999          2000           2000
                                            ----------    -----------    ----------    ----------    ----------     ----------
Pre-tax earnings from continuing
   operations                                   $ 637          $ 937        $1,052        $1,631        $2,579          $ 573

Add:  Fixed charges (excluding
       capitalized interest )                  10,852         13,043        15,813        13,681        18,778          4,883
                                            ----------    -----------    ----------    ----------    ----------     ----------

Pre-tax earnings before fixed charges          11,489         13,980        16,865        15,312        21,357
                                                                                                                        5,456
                                            ==========    ===========    ==========    ==========                   ==========
                                                                                                     ==========

Fixed charges:
       Interest                                10,816         13,010        15,781        13,649        18,740          4,869
       Other (a)                                   50             41            47            71            57             15
                                            ----------    -----------    ----------    ----------    ----------     ----------

       Total fixed charges                     10,866         13,051        15,828        13,720        18,797          4,884
                                            ----------    -----------    ----------    ----------    ----------     ----------

Preferred stock dividend requirements              58            109           124           174           195
                                                                                                                           32
                                            ----------    -----------    ----------    ----------    ----------     ----------

Total combined fixed charges and

   preferred stock dividends                 $ 10,924       $ 13,160      $ 15,952      $ 13,894      $ 18,992        $ 4,916
                                            ==========    ===========    ==========    ==========    ==========     ==========

RATIO OF EARNINGS TO FIXED
   CHARGES                                       1.06           1.07          1.07          1.12          1.14           1.12

RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED

   STOCK DIVIDENDS                               1.05           1.06          1.06          1.10          1.12           1.11




 (a) Other fixed charges consist of the interest factor in rentals and capitalized interest.